Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-149360 on Form S-3, 333-144498 on Form S-3D, and 333-16253, 333-117930, 333-77149, 333-73054, and 333-129422 on Form S-8 of PG&E Corporation and Registration Statements No. 33-62488 and 333-149361 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 19, 2009, relating to the financial statements and financial statement schedules of PG&E Corporation and Pacific Gas and Electric Company and the effectiveness of PG&E Corporation's and Pacific Gas and Electric Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2008. The report on the financial statements and the effectiveness of the internal control over financial reporting expresses an unqualified opinion and includes for PG&E Corporation and Pacific Gas and Electric Company an explanatory paragraph stating that in January 2008 new accounting standards were adopted for addressing fair value measurement and an amendment to an interpretation of accounting standards for offsetting amounts related to certain contracts, in 2007 a new interpretation of accounting standards for uncertainty in income taxes, and in 2006 new accounting standards for defined benefit pensions and other postretirement plans and share-based payments.

DELOITTE & TOUCHE LLP

February 19, 2009
San Francisco, CA